                                                                     EXHIBIT 8.1
                         December 9, 1996


Strategic Diagnostics Inc.
128 Sandy Drive
Newark, Delaware 19713


Ladies and Gentlemen:

       You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Strategic Diagnostics Inc. ("SDI"), a Delaware corporation with and into EnSys Environmental Products, Inc. ("EnSys"), a Delaware corporation, under the circumstances and on the terms and conditions more fully described herein.

       The terms of the Merger are contained in the Agreement and Plan of Merger dated as of October 11, 1996 (the "Plan of Merger"). Terms not otherwise defined in this letter shall have the meanings assigned to them in the Plan of Merger.

        You have directed us to assume in preparing this opinion that
(1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger, and (2) all of the factual information, descriptions, representations and assumptions set forth in this letter (an advance copy of which has been provided to you), in the Plan of Merger, in the letters to us from certain SDI shareholders dated December 2, 1996, from SDI dated December 2, 1996 and from EnSys dated December 2, 1996 (collectively, the "Letters," copies of which are attached hereto), and in the Joint Proxy Statement/Prospectus pertaining to the Merger (the "Prospectus") as filed with the Securities and Exchange Commission, are accurate and complete and will be accurate and complete at the time the Merger becomes effective (the "Effective Time"). We have not independently verified any factual matters relating to the Merger in connection with our preparation of this opinion and, accordingly, our

Strategic Diagnostics Inc.
Page 2
December 9, 1996

opinion does not take into account any other matters not set forth herein which might have been disclosed by independent verification.

I.   PARTIES TO THE MERGER

          1.   STRATEGIC DIAGNOSTICS INC.

          SDI was incorporated in 1990 as a Delaware corporation, and its principal executive offices are located at 128 Sandy Drive, Newark, Delaware 19713. SDI develops, manufactures and markets immunoassay-based kits which serve a wide variety of markets including agriculture and food processing, industrial pollution, medical and water treatment. In addition to providing tests in a variety of formats for field and laboratory use, SDI provides antibody and immunoreagent research and development services. Many of SDI's products are developed in collaboration with large chemical and pharmaceutical firms. A leading SDI product is the one step GeneCheck-Trademark- B.t.k. test which is used to determine the presence of a gene which provides a plant with a beneficial attribute such as natural insect resistance. In August 1996, SDI acquired Ohmicron Corporation ("Ohmicron"), a provider of immunoassay tests for pesticide and industrial pollution applications. In October 1996, SDI entered into an agreement with Taconic Farms, Inc. ("Taconic") to dissolve TSD BioServices ("TSD"), a partnership between SDI and Taconic and to liquidate its assets, in connection with which certain of the rights and assets of TSD will be distributed to SDI.

          2.   ENSYS ENVIRONMENTAL PRODUCTS, INC.

          EnSys was incorporated in 1987 as a Delaware corporation. EnSys' principal executive offices are located at 4222 Emperor Boulevard, Durham, North Carolina 27703. EnSys develops and sells on-site test systems, based primarily on immunoassy technology, for detection of contaminants in soil and water and other media samples. Ensys' disposable test systems use proprietary immunoassay reagents and other chemical reagents that allow environmental scientists and engineers, waste managers and waste generators to accurately test soil and water samples for environmental remediation and environmental monitoring purposes. In addition, on-site testing facilitates more effective management of the overall remediation project, and helps reduce

Strategic Diagnostics Inc.
Page 3
December 9, 1996

costs associated with site investigation and clean-up. EnSys was the first company to have immunoassay test methods accepted by the United States Environmental Protection Agency (the "EPA") under draft methods that are used for regulatory compliance purposes under the Resource Conservation and Recovery Act ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund").

II.   THE MERGER

           Pursuant to the Plan of Merger, SDI will be merged, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), with and into EnSys, with EnSys as the surviving corporation. EnSys, which is also referred to as the Surviving Corporation, will amend its Certificate of Incorporation to, among other things, (i) change the corporate name of the Surviving Corporation to Strategic Diagnostics Inc.; (ii) increase the number of authorized shares of common stock, authorize the issuance of the Surviving Corporation Series A Preferred Stock to be issued in the Merger and the issuance of additional shares of "blank check" Preferred Stock which may be issued from time to time by the Surviving Corporation's Board of Directors with such rights, preferences and other designations as the Board of Directors shall determine; and (iii) reclassify the Board of Directors.

           The affirmative vote of the holders of a majority of the outstanding shares of SDI Common Stock and SDI Preferred Stock, voting together (sometimes referred to collectively herein as the "SDI Shares"), is required to approve and adopt the Merger Agreement. Approval and adoption of the Merger Agreement also requires the affirmative vote of the holders of two-thirds of the outstanding shares of SDI Preferred Stock, voting as a class, pursuant to the terms of the SDI Certificate of Incorporation. As of the Record Date, 7,819,493 shares of SDI Common Stock and 2,927,960 shares of SDI Preferred Stock were issued and outstanding, and approximately 91% of the SDI Shares were beneficially owned by directors, executive officers and affiliates of SDI (excluding 869,564 shares which may be acquired by such persons upon exercise of options, warrants or other rights which are exercisable within 60 days of the Record Date). Holders of 83% of the currently outstanding shares of SDI Common Stock and all of the currently outstanding SDI Preferred Stock

Strategic Diagnostics, Inc.
Page 4
December 9, 1996

(representing 88% of the currently outstanding SDI Shares) have entered into Stockholder Voting Agreements with EnSys pursuant to which such holders (all of whom are directors, executive officers or affiliates of SDI) have agreed to vote such SDI Shares in favor of the approval and adoption of the Merger Agreement at the SDI Meeting.

     The affirmative vote of holders of two-thirds of the outstanding shares of EnSys Common Stock is required to approve the Merger and related proposals, defined in the Prospectus as the Merger Proposals. As of the Record Date, 7,217,794 shares of EnSys Common Stock were issued and outstanding, of which approximately 60% were beneficially owned by directors, executive officers and affiliates of EnSyS (excluding 386,585 shares which may be acquired by such persons upon exercise of options and other rights which are exercisable within 60 days of the Record Date). Holders of 32% of the currently outstanding shares of EnSys Common Stock have entered into the Stockholder Voting Agreements with SDI pursuant to which such holders (all of whom are directors, executive officers or affiliates of EnSys) have agreed to vote such shares of EnSys Common Stock in favor of the approval and adoption of the Merger Agreement at the Ensys Meeting.

    At the Effective Time:

    1. All assets and liabilities of SDI will be transferred by operation of law to Surviving Corporation.

    2.  The separate corporate existence of SDI will cease.

    3. Each outstanding share of SDI Common Stock for which dissenters rights under DGCL Section 262 are not exercised will be converted into
 .7392048 share(s) of the Surviving Corporation, and each outstanding share of SDI Preferred Stock for which dissenters rights under DGCL Section 262 are not exercised will be converted into .7392048 share(s) of Surviving Corporation Series A Preferred Stock (the Surviving Corporation Common Stock and Series A Preferred Stock sometimes jointly referred to herein jointly as Surviving Corporation Stock).

    4. Based upon the number of outstanding shares of EnSys Common Stock and SDI Common Stock as of the Record Date,

Strategic Diagnostics, Inc.
Page 5
December 9, 1996

assuming that all outstanding options and warrants to purchase EnSys Common Stock and SDI Common Stock are exercised, approximately 16,769,782 shares of the Surviving Corporation Common Stock will be outstanding upon consummation of the Merger, (i) of which approximately 7,835,789 shares, representing approximately 47% of the total will be held by pre-Merger EnSys stockholders and (ii) of which approximately 8,933,993 shares, representing approximately 53% of the total, will be held by former SDI stockholders.

    5. Shares of SDI Common held by persons who perfect their appraisal rights shall become the right to receive from Surviving Corporation cash in an amount equal to the fair value of their shares as determined in accordance with Delaware law.

    6. A non-qualified stock option to purchase .7818 shares of EnSys Common Stock issued under the EnSys Environmental Products, Inc. 1995 Stock Incentive Plan ("EnSys Option") will be substituted for each non-qualified stock option to purchase one share of SDI Common Stock issued under the Strategic Diagnostics Industries, Inc. 1993 Employee Non-Qualified Stock Option Plan (an "SDI Option").

    No fractional shares of Surviving Corporation Common or Preferred Stock will be issued in the Merger. Each SDI Stockholder who otherwise would be entitled to receive a fraction of a share of Surviving Corporation Stock, instead, will receive from Surviving Corporation an amount of cash equal to the Fair Market Value (as defined in the Plan of Merger) of one share of Surviving Corporation Common Stock multiplied by the fractional share in question.

    Except for cash paid to dissenters and cash exchanged in lieu of issuing fractional shares of Surviving Corporation Stock, no cash will be exchanged for shares of SDI Stock pursuant to the Merger.

Strategic Diagnostics, Inc.
Page 6
December 9, 1996

III.  REPRESENTATIONS AND ASSUMPTIONS

    We also have relied with your permission on the following additional representations and/or assumptions:

    1.  The Merger will be effected for bona fide business reasons.

    2. To the best of the knowledge of stockholders of SDI owning a number of SDI Shares having a vlue in the aggregate of more than 50% of the total value of the SDI Shares outstanding on the date of the Merger, and SDI, there is no plan or intention by the SDI stockholders to sell, exchange, or otherwise dispose of a number of shares of Surviving Corporation Stock received in the Merger that would reduce the SDI stockholders' ownership of the Surviving Corporation Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding SDI Shares held by SDI stockholders as of the same date.

    3. To the best of the knowledge of the management of SDI, the fair market value of the Surviving Corporation Common Stock received in the Merger by holders of SDI Common Stock will be approximately equal to the fair market value of the SDI Common Stock exchanged pursuant to the Merger, and the fair market value of the Surviving Corporation Series A Preferred Stock received in the Merger by holders of SDI Preferred Stock will be approximately equal to the fair market value of the SDI Preferred Stock exchanged pursuant to the Merger.

    4. EnSys has no plan or intention to reacquire any of the Surviving Corporation Stock issued in the Merger.

    5. EnSys has no plan or intention to sell or dispose of any of the assets of SDI received in the Merger, except for dispositions made in the ordinary course of business and transfers described in the Code Section 368(a)(2)(C).

    6. Following the Merger, EnSys will continue an historic business of SDI or will use a significant portion of SDI's historic business assets in a business.

    7. All of the SDI liabilities at the Effective Date will have been incurred in the ordinary course of business.

Strategic Diagnostics, Inc.
Page 7
December 9, 1996

    8. SDI and EnSys and the SDI stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

    9. There is no intercorporate indebtedness existing between SDI and EnSys that was issued or acquired, or will be settled, at a discount.

    10. No two parties to the Merger are investment companies as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

    11. SDI is not under the jurisdiction of a court in a Title 11 (bankruptcy) proceeding.

    12. At the Effective Time, the fair market value of the assets of SDI will exceed the sum of its liabilities (including, without limitation, any liabilities to which its assets are subject).

    13. The payment of cash in lieu of fractional shares of SDI Stock is solely for the purpose of avoiding the expense and inconvenience to Surviving Corporation of issuing fractional shares and does not represent separately bargained-for consideration.

    14. At the Effective Time, the aggregate fair market value of SDI Common Stock subject to SDI Options will be approximately equal to the aggregate fair market value of EnSys Common Stock subject to the EnSys Options substituted for those SDI Options.

    15. Neither SDI Options nor EnSys Options is actively traded on any established market.

    16. Neither SDI Options or EnSys Options are transferable other than by will or the laws of descent and distribution.

    17. The material terms of EnSys Options substituted for SDI Options (including, without limitation, terms related to vesting and exercisability) are substantially similar to the terms of those SDI Options.

Strategic Diagnostics Inc.
Page 8
December 9, 1996

IV. OPINION

    Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Plan of Merger and based on the facts set forth in the Letters and this letter (including all assumptions and representations) and subject to the qualifications and other matters set forth herein, it is our opinion that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Code Section 368(a), and therefore, will have the following material federal income tax consequences:

    1. No gain or loss would be recognized by SDI as a result of the Merger. Code Section 361.

    2. No gain or loss would be recognized by a SDI stockholder upon the receipt of Surviving Corporation Stock in exchange solely for SDI Stock. Code
Section 354.

    3.   The aggregate adjusted tax basis of the shares of Surviving
Corporation Stock to be received by a SDI Stockholder in the Merger would be the same as the aggregate adjusted tax basis in the shares of SDI Stock surrendered in exchange therefor. Code Section 358.

    4. The holding period under the Code of the shares of Surviving Corporation Stock to be received by the Investors in the Merger would include the holding period of the shares of SDI Stock surrendered in exchange therefor, provided that such shares of SDI Stock are held as capital assets at the Effective Time. Code Section 1223.

    5. As SDI stockholder who receives cash in lieu of a fractional share interest in Surviving Corporation Common Stock or Surviving Corporation Series A Preferred Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest. The receipt of such cash should result in capital gain or loss in am amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of SDI allocable to the fractional share interest. Such capital gain or loss will be long-term gain or loss if the SDI stock is held as a capital asset and the SDI stock is held for more than one year.

Strategic Diagnostics Inc.
Page 9
December 9, 1996

    6. An SDI stockholder who perfects dissenter's rights and who receives a cash payment of the fair market value of his stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Code Section 302 including the attribution rules of code Section 318. In general, if immediately after the Effective Time, a dissenting shareholder owns, actually and constructively, no Surviving Corporation Common or Series A Preferred Stock, and the SDI stock was owned as a capital asset, the dissenting stockholder should recognize capital gain or loss measured by the difference between the amount of cash received by such stockholder and the basis for amount of cash received by such stockholder and the basis for such shares.
In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security.

    In addition, based on the foregoing, it is our opinion that no gain or loss would be recognized by the holders of SDI Options upon the conversion of such options into EnSys Options at the Effective Time. Code Section 83.

    Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein and we have not considered any matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein.

    Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is based on the facts and representations as expressed herein.

    Our opinion is based upon existing law as of the date of this letter, including the provisions of the Code, Treasury Regulations promulgated thereunder, current administrative

Strategic Diagnostics Inc.
Page 10
December 9, 1996

rulings and practices of the Internal Revenue Service, case law, and judicial decisions interpreting the same, none of which squarely addresses every precise factual circumstance present in the connection with the Merger but all of which, taken together, in our opinion provide a sufficient legal basis for our opinions set forth herein. The possibility exists, however, that our opinion as to the proper application of the law to the facts of the Merger would not be accepted by the Internal Revenue Service or would not prevail in court.

     In addition, the authorities upon which we have relied are all subject to change and such change may be made with retroactive effect. No assurances can be provided as to future judicial interpretations of these laws or their effect on this opinion. We are not hereby undertaking to advise you as to any changes in the law, facts, or circumstances which may hereafter occur or come to our attention. No assurance can be provided that after any such change our opinion would not be different. Further, we undertake no responsibility and are under no obligation to update or supplement our opinion at any future time nor render any further opinion to you.

     Only SDI and the SDI stockholders may rely on this opinion, and only with respect to the Merger.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Prospectus and to the reference to our firm under the headings "Summary -- Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences of the Merger" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

V.  OTHER TAX CONSIDERATIONS

     As described in the Joint Proxy/Prospectus, holders of SDI Warrants outstanding as of the Effective Time will have their SDI Warrants converted into Surviving Corporation Warrants. Such conversion may be a taxable event. However, in 1994 the Internal Revenue Service ruled privately that the assumption in a merger of options of the target company by the surviving company, on identical terms, was not a taxable event. No such private ruling

Strategic Diagnostics Inc.
Page 11
December 9, 1996

has been sought in this transaction. Taxpayers may not use private letter rulings to which they are not parties as precedent. Section 6110(j)(3). WE EXPRESS NO OPINION AS TO THE TAX CONSEQUENCES OF THE WARRANT CONVERSION. Warrant holders should consult their own tax advisors with respect to the specific tax consequences of the warrant conversion to them.


                                       Very truly yours,

                                       PEPPER, HAMILTON & SCHEETZ



                                       /s/ Joan C. Arnold
                                       ----------------------------------
                                       Joan C. Arnold, a Partner

                                 December 2, 1996



Pepper, Hamilton & Scheetz                                Troutman Sanders LLP
3000 Two Logan Square                                     600 Peachtree Street
18th and Arch Streets                   and               N.E. - Suite 5200
Philadelphia, PA 19103                                    Atlanta, GA 30338


Dear Ladies and Gentlemen:

     Strategic Diagnostics Inc., a Delaware corporation ("SDI"), and EnSys Environmental Products, Inc., a Delaware corporation ("EnSys") have entered into an Agreement and Plan of Merger dated as of October 11, 1996 (the "Plan of Merger"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan of Merger.

     In accordance with the Plan of Merger, you are each being requested to provide your opinion that the Merger, when consummated in accordance with the terms of the Plan of Merger and subject to the representations set forth herein, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the certain federal income tax consequences to the SDI stockholders will be as described in the opinion letter, an advance copy of which has been provided to us.

     In preparing your opinions, you may each assume and rely upon the following: (i) that the persons who have signed below each own SDI Shares that represent one percent (1%) of the value of the outstanding SDI Shares and, in the aggregate, own stock of SDI that has a value of more than fifty percent (50%) of the total value of the SDI Shares outstanding as of the date of this letter and there is no present plan or intention and will be no plan or intention as of the Effective Time by such SDI stockholders to sell, exchange or otherwise dispose of a number of shares of Surviving Corporation stock received in the Merger that will reduce such SDI stockholders' ownership of the Surviving Corporation Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the outstanding SDI shares held by SDI stockholders as of the same date, (ii) that to the best of the knowledge of each of the undersigned SDI stockholders, the fair market value of the Surviving Corporation Common Stock to be received in the Merger by holders of SDI common stock will be approximately equal to the fair market value of the SDI common stock that such SDI stockholder exchanges pursuant to the Merger, and the fair market value of the Surviving Corporation's Series A Preferred Stock received in the Merger by holders of SDI Preferred Stock will be approximately equal to the fair market value of the SDI Preferred Stock exchanged by holders of such pursuant to the Merger, (iii) that the facts and representations in the preceding clauses (i) and (ii) will be true, accurate and correct as of the Effective Time, and (iv) that all of the factual information, representations and assumptions set forth in this letter, in the Plan of Merger, in the letter to you from EnSys dated December 2, 1996, in the letter from SDI dated
December 2, 1996, and in the Joint Proxy/Prospectus filed by EnSys with the Securities and Exchange Commission (the "SEC") on November 22, 1996 are true accurate and complete and will be true accurate and complete as of the Effective Time, and (v) there will not be any material change to the factual information as it is contained in the Prospectus as and when it is declared effective by the SEC.

     We also acknowledge and understand that your opinion will be limited to the federal income tax consequences of the Merger specifically set forth in the opinion, which are the only matters as to which we have requested your opinion. We acknowledge and understand that your opinion will only address such matters and will not address any other federal income tax consequences of the Merger or other matters of federal laws and will not address other matters (including foreign tax consequences or state and local tax consequences) arising under the laws of any jurisdiction other than the matters of federal law arising under the laws of the United States.

     We further acknowledge and understand that your opinion is based on the laws, facts, circumstances, representation and assumptions as they exist as of the date of the opinion and that these matters are all subject to change, which change may be retroactive. We have not requested you, nor will you undertake the responsibility, to advise us of any such change or to supplement or update your opinion in light of any changes after the date of the Opinion.

                                          Very truly yours,

                                          DSV PARTNERS IV

                                          By:  DSV Management, Ltd.,
                                                   its general partner



                                          By:  /s/ Morton Collins
                                              ------------------------------
                                                   General Partner

                                          EDISON VENTURE FUND II, L.P.

                                          By:  Edison Partners II, L.P.,
                                                  General Partner


                                          By:  /s/ Richard Defieux
                                              ------------------------------
                                                   General Partner


                                          EDISON VENTURE FUND II-PA, L.P.

                                          By:  Edison Partners II, L.P.,
                                                   General Partner


                                          By:  /s/ Richard Defieux
                                              ------------------------------
                                                   General Partner


                                          EM INDUSTRIES, INCORPORATED

                                          By:  /s/ Tom Colclough
                                              ------------------------------
                                               Name:  Tom Colclough
                                               Title: Group Vice President



                                          /s/ Richard C. Birkmeyer
                                          ----------------------------------
                                          Dr. Richard C. Birkmeyer


                                          /s/ Anne F. Cavanaugh
                                          ----------------------------------
                                          Anne F. Cavanaugh


                                          /s/ Martha C. Reider
                                          ----------------------------------
                                          Martha C. Reider

                         STRATEGIC DIAGNOSTICS INC.
                               128 Sandy Drive
                            Newark, Delaware 19713

                              December 2, 1996



Pepper, Hamilton & Scheetz
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103


Dear Ladies and Gentlemen:

     Strategic Diagnostics Inc., a Delaware corporation ("SDI"), and EnSys Environmental Products, Inc., a Delaware corporation ("EnSys") have entered into an Agreement and Plan of Merger dated as of October 11, 1996 (the "Plan of Merger"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan of Merger.

     In accordance with the Plan of Merger, we are requesting your opinion that the Merger, when consummated in accordance with the terms of the Plan of Merger and subject to the representations set forth herein, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the certain federal income tax consequences to the SDI stockholders will be as described in the opinion letter, an advance copy of which has been provided to us.

     In preparing your opinions, you may each assume and rely upon the following: (i) that the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger; and (ii) that all of the factual information, descriptions, representations and assumptions set forth in this letter, in the Plan of Merger, in your opinion letter, in the letter to you from certain SDI shareholders dated December 2, 1996, in the letter from EnSys dated December 2, 1996, and in the Joint Proxy Statement/ Prospectus filed by EnSys with the Securities and Exchange Commission (the "SEC") on November 22, 1996 are true, accurate and complete and will be true, accurate and complete at the Effective Time; and (iii) that there will not be any material change to the factual information as it is contained in the Prospectus as and when it is declared effective by the SEC.

Pepper, Hamilton & Scheetz
December 2, 1996
Page 2

     The foregoing is provided to you in connection with the preparation of your opinion. We understand and acknowledge that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or in the other documents identified in this letter, are true, accurate and complete and will be true, accurate and complete at the Effective Time. We further understand that your opinion will be subject to the qualifications and limitations set forth in your opinion letter.

     We also acknowledge and understand that your Opinion will be limited to the federal income tax consequences of the Merger specifically set forth in the Opinion, which are the only matters as to which we have requested your Opinion. We acknowledge and understand that your Opinion will only address such matters and will not address any other federal income tax consequences of the Merger or other matters of federal laws and will not address other matters (including foreign tax consequences or state and local tax consequences) arising under the laws of any jurisdiction other than the matters of federal law arising under the laws of the United States.

     We further acknowledge and understand that your opinion is based on the laws, facts, circumstances, representation and assumptions as they exist as of the date of the opinion and that these matters are all subject to change, which change may be retroactive. We have not requested you, nor will you undertake the responsibility, to advise us of any such change or to supplement or update your opinion in light of any changes after the date of the Opinion.

                                          Very truly yours,

                                          STRATEGIC DIAGNOSTICS INC.

                                          By:  /s/ Richard C. Birkmeyer
                                              ------------------------------
                                                   President

                      ENSYS ENVIRONMENTAL PRODUCTS, INC.
                            4222 Emperor Boulevard
                         Durham, North Carolina 27703

                              December 2, 1996



Pepper, Hamilton & Scheetz
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103


Dear Ladies and Gentlemen:

     Strategic Diagnostics Inc., a Delaware corporation ("SDI"), and EnSys Environmental Products, Inc., a Delaware corporation ("EnSys") have entered into an Agreement and Plan of Merger dated as of October 11, 1996 (the "Plan of Merger"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan of Merger.

     As part of the Plan you have been requested to opine tht the Merger, when consummated in accordance with the terms of the Plan of Merger and subject to the representations set forth herein, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the certain federal income tax consequences to the SDI stockholders will be as described in the opinion letter, an advance copy of which has been provided to us.

     In preparing your opinion, you may rely upon and assume that all factual information, descriptions and representations relating to EnSys or the Surviving Corporation, to the extent within the knowledge of EnSys, set forth in (i) your opinion letter (an advance copy of which has been provided to us) and (ii) the Joint Proxy Statement/Prospectus filed November 22, 1996 are true, accurate and complete and will be true, accurate complete at the Effective Time.


                                  Very truly yours,

                                  ENSYS ENVIRONMENTAL PRODUCTS INC.

                                  By: /s/   JAMES M. TERRELL, III
                                     -------------------------------------
                                     Name:  James M. Terrell, III
                                     Title: Chief Accounting Officer